As filed with the Securities and Exchange Commission on August 26, 2016

Registration No. 333-198359

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

salesforce.com, inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3320693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Telephone Number (415) 901-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Burke F. Norton, Esq.

Chief Legal Officer and Chief of Corporate and Government Affairs

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Telephone Number (415) 901-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-198359) previously filed by salesforce.com, inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on August 26, 2014 (the “Registration Statement”) relating to the offer and sale from time to time of shares of our common stock, pursuant to Rule 415 under the Securities Act of 1933, as amended, by selling stockholders, and is being filed to terminate the effectiveness of the Registration Statement and deregister the offer and resale of all unsold securities that were registered under the Registration Statement. We entered into an Agreement and Plan of Reorganization (the “Agreement”) dated July 10, 2014 by and among the Company, Rembrandt Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, RelateIQ, Inc., a Delaware corporation (“RelateIQ”), and Fortis Advisors LLC, as stockholder representative thereunder, in connection with our acquisition of RelateIQ. Pursuant to the Agreement and the related registration rights agreement, we agreed to file a registration statement on Form S-3 with the SEC to register the offer and sale of certain shares of our common stock issued to selling stockholders. Our obligations with respect to the registration of shares of common stock under the Agreement and the related registration rights agreement have expired, and we hereby remove from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 26th day of August, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act.

salesforce.com, inc.

By:	/s/ Burke F. Norton
Burke F. Norton
Chief Legal Officer & Chief of Corporate and Government Affairs